Certificate of Amendment to the Certificate of Trust

of

ETF PLUS 1 TRUST

(a Delaware Statutory Trust)

This Certificate of Amendment to the Certificate of Trust of ETF Plus 1 Trust (“Certificate”) is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”) and sets forth the following:

FIRST: The name of the statutory trust is ETF Plus 1 Trust (the “Trust”).

SECOND: The Trust’s Certificate of Trust is hereby amended to delete the first enumerated paragraph therein in its entirety and to insert in lieu thereof the following first enumerated paragraph:

“FIRST: The name of the statutory trust formed hereby is “Plus Trust” (the “Trust”).”

THIRD: The Certificate of Amendment to the Certificate of Trust shall be effective upon acceptance by the Secretary of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate in accordance with Section 3811(a)(2) of the Act as of the 1st day of June, 2015.

By:	/s/ Ofer Abarbanel
Ofer Abarbanel
Trustee

ETF Plus 1 Trust

535 Fifth Avenue, 4th floor

New York, New York 10017